UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Entropic Communications, Inc.
(Name of Issuer)
Common Stock, $0.001 par value per share
(Title of Class of Securities)
29384R 10 5
(CUSIP Number)
December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	29384R 10 5

1	NAMES OF REPORTING PERSONS Redpoint Ventures II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑(1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Amendment No. 1 to the statement on Schedule 13G is filed by Redpoint Ventures II, L.P. (“RV II”), Redpoint Associates II, LLC (“RA II”), Redpoint Ventures II, LLC (“RV II LLC”), Redpoint Technology Partners A-I, L.P. (“RTP A-I”), Redpoint Technology Partners Q-I, L.P. (“RTP Q-I”) and Redpoint Ventures I, LLC (“RV I LLC,” together with RV II, RA II, RV II LLC, RTP A-I and RTP Q-I, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

Page 2 of 11 Pages

CUSIP No.	29384R 10 5

1	NAMES OF REPORTING PERSONS Redpoint Associates II, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑(1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

Page 3 of 11 Pages

CUSIP No.	29384R 10 5

1	NAMES OF REPORTING PERSONS Redpoint Ventures II, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑(1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

Page 4 of 11 Pages

CUSIP No.	29384R 10 5

1	NAMES OF REPORTING PERSONS Redpoint Technology Partners A-I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑(1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

Page 5 of 11 Pages

CUSIP No.	29384R 10 5

1	NAMES OF REPORTING PERSONS Redpoint Technology Partners Q-I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑(1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

Page 6 of 11 Pages

CUSIP No.	29384R 10 5

1	NAMES OF REPORTING PERSONS Redpoint Ventures I, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑(1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

Page 7 of 11 Pages

Introductory Note: This Amendment No. 1 to the statement on Schedule 13G amends the Schedule 13G originally filed with the SEC on February 14, 2008, and is being filed by the Reporting Persons in respect of shares of Common Stock, par value $0.001 per share (“Common Stock”), of Entropic Communications, Inc. (the “Issuer”).
Item 1

(a)	Name of Issuer:	Entropic Communications, Inc.

(b)	Address of Issuer’s
	Principal Executive Offices:	6290 Sequence Drive San Diego, California 92121
Item 2

(a)	Name of Person(s) Filing:

Redpoint Ventures II, L.P. (“RV II”)
Redpoint Associates II, LLC (“RA II”)
Redpoint Ventures II, LLC (“RV II LLC”)
Redpoint Technology Partners A-I, L.P. (“RTP A-I”)
Redpoint Technology Partners Q-I, L.P. (“RTP Q-I”)
Redpoint Ventures I, LLC (“RV I LLC”)

(b)	Address of Principal Business Office:	c/o Redpoint Ventures 3000 Sand Hill Road, Building 2, Suite 290 Menlo Park, California 94025

(c)	Citizenship:

	RV II	Delaware, United States of America
	RA II	Delaware, United States of America
	RV II LLC	Delaware, United States of America
	RTP A-I	Delaware, United States of America
	RTP Q-I	Delaware, United States of America
	RV I LLC	Delaware, United States of America

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 29384R 10 5

Item 3	Not applicable.

Page 8 of 11 Pages

Item 4	Ownership.
The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2010:

	Shares	Sole	Shared	Sole	Shared
Reporting	Held	Voting	Voting	Dispositive	Dispositive	Beneficial	Percentage
Persons	Directly	Power	Power	Power	Power	Ownership	of Class
RV II	0	0	0	0	0	0	0.0%
RA II	0	0	0	0	0	0	0.0%
RV II LLC	0	0	0	0	0	0	0.0%
RTP A-I	0	0	0	0	0	0	0.0%
RTP Q-I	0	0	0	0	0	0	0.0%
RV I LLC	0	0	0	0	0	0	0.0%

Item 5	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☑

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.
Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable.

Item 8	Identification and Classification of Members of the Group.
Not applicable.

Item 9	Notice of Dissolution of Group.
Not applicable.

Item 10	Certification.
Not applicable.

Page 9 of 11 Pages

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 8, 2011
REDPOINT VENTURES II, L.P.
By its General Partner, Redpoint Ventures II, LLC
/s/ John L. Walecka
John L. Walecka
Manager
REDPOINT ASSOCIATES II, LLC
/s/ John L. Walecka
John L. Walecka
Manager
REDPOINT VENTURES II, LLC
/s/ John L. Walecka
John L. Walecka
Manager
REDPOINT TECHNOLOGY PARTNERS A-I, L.P.
REDPOINT TECHNOLOGY PARTNERS Q-I, L.P.
By its General Partner, Redpoint Ventures I, LLC
/s/ John L. Walecka
John L. Walecka
Manager
REDPOINT VENTURES I, LLC
/s/ John L. Walecka
John L. Walecka
Manager
Exhibit(s):
A — Joint Filing Statement

Page 10 of 11 Pages